Exhibit 99.3

AMERICAN ARBITRATION ASSOCIATION

KANSAS CITY, MISSOURI CENTER

WESTAR ENERGY, INC., Claimant, -against- DAVID C. WITTIG and DOUGLAS T. LAKE, Respondents.	Index No.: 57-166-00098-03 Arbitrators: Thomas P. Sullivan Alan A. Sachs Michael R. O’Brien

DOUGLAS T. LAKE’S ANSWER & COUNTERCLAIMS

Douglas T. Lake, by his attorneys Hughes Hubbard & Reed LLP, on the basis of knowledge with respect to his own conduct, and on information and belief as to all other matters, sets forth his Answer and Counterclaims as follows:

INTRODUCTORY STATEMENT

1. The real subject of this arbitration is the deliberate and premeditated breach by Lake’s former employer Westar Energy, Inc. (“Westar” or “Company”) of its September 2002 employment agreement (“Agreement”) with him, an Agreement that Westar’s Board of Directors (“Board”) approved and that obligates Westar to pay Lake his lawfully earned compensation. Under his Agreement, the Company owes Lake tens of millions of dollars. Fully expecting that Lake would institute arbitration proceedings to enforce his rights, Westar preemptively filed this action to appear to be the aggrieved party.

2. Westar is attempting, however, to accomplish far more than cheating Lake out of his contractual compensation. Through the clever and sophisticated use of three separate law firms, the Company has pursued a campaign over the last 18 months to shift the blame for all of its difficulties—including criminal and regulatory investigations, class action litigation, serious financial problems, and disastrous public relations problems with its shareholders and public utility customers—to just two men: David C. Wittig, its former Chairman, Chief Executive Officer (“CEO”), and President, and Douglas T. Lake, who served as Westar’s Executive Vice President and Chief Strategic Officer for four years before he was forced out of the Company in December of 2002.

3. The campaign began three months earlier, in September of 2002, when Westar was served with grand jury subpoenas issued by the U.S. Attorney in Topeka, Kansas for documents relating to Wittig and the personal use of corporate aircraft and other matters. While the subpoenas were initially viewed as an outgrowth of a separate criminal investigation of Wittig and a local banker (an investigation having nothing to do with Lake), Westar’s Board seized upon this opportunity to form a Special Committee and hire the firm of Debevoise & Plimpton (“Debevoise firm”) to conduct an internal investigation, the primary purpose of which was to protect the Board’s members from public criticism and potential personal liability.

4. In addition to ousting Wittig, the Board and new management soon realized that the internal investigation could be used to accomplish other goals as well. Although the stated purpose behind hiring the Debevoise firm was supposedly to inquire into the personal use of corporate aircraft by Westar officers and directors—and the Debevoise firm ultimately discovered that nearly 30 individuals had used the aircraft for personal reasons in a loose environment where there was no set policy—Westar’s private investigators quickly turned their attention almost exclusively on Wittig and Lake. The motive was obvious: they were the two executives whom Westar and the Board members wanted to blame for all of their business problems and, more importantly for purposes of this arbitration, they were the two executives to whom the largest amounts would be owed under the employment agreements they had.

5. The initial “problem” that was supposed to be the focus of the internal investigation was actually a simple one, the one raised by the government’s first subpoenas: what to do about the failure of the Company to have a policy about personal use of corporate aircraft and how to deal with the possible tax issues raised by that. Put simply, officers, directors, or employees either have to pay for such a benefit or have it attributed to them as income. The simple solution, because the Company had failed to file Form W-2s or 1099s to declare as income the value of the benefit to the numerous officers and directors who made personal use of the aircraft, would be to bill them for reimbursement of the costs attributable to their use of the aircraft. This would have been too easy. Instead, the Company’s lawyers focused all of their attention on Wittig and Lake—despite the involvement of many others—and expanded their investigation into a Kozlowski-type “excessive compensation” case. It would not be enough to bill them for their comparatively light use of the aircraft for personal use; the amount would be minor compared to the millions the Company owed them for their “qualifying terminations” (that is, terminations not for cause, thus entitling them to substantial severance benefits under their employment agreements). The investigation had to “bury them” so they could be denied all their contractual benefits and possibly worse.

6. The Debevoise investigation quickly became a massive endeavor, blown out of all proportion to the initial inquiry by the government. By its own count, the firm conducted over 200 interviews of present and former employees, officers, directors, outside counsel, investment bankers, and advisors. Debevoise lawyers reviewed “hundreds” of boxes of documents, computer files and emails, and retained forensic accountants to review accounting records at the

Company. The Debevoise firm ultimately charged over $9.3 million in fees and expenses. The product of this effort was a 366-page “Report of the Special Committee to the Board of Directors,” dated April 29, 2003 (“Debevoise Report”).

7. Lake cooperated completely with the Debevoise lawyers both while he was still at the Company and even after he was compelled to go on “leave” in December of 2002. He and his counsel were continually led to believe that the only real criminal exposure was the potential tax reporting issue of employees receiving benefits that were not reported either by the Company or the individuals on the necessary tax filings. While there were clearly issues between the Company and Lake about the money and securities owed to him by reason of his Agreement, Lake and his counsel were also led to believe that these could well be settled at some future date after the danger of a criminal indictment of the Company and possibly individuals on tax charges had dissipated.

8. The Company had hired another firm in addition to the Debevoise firm, which was nominally representing the Special Committee of the Board. This firm, Lankler Siffert & Wohl LLP (“Lankler firm”), specializes in white-collar criminal practice, and was hired by Westar as special criminal counsel to deal directly with Assistant United States Attorney Richard Hathaway, the federal prosecutor conducting the grand jury investigation of Westar. It was the Lankler firm that delivered to the prosecutor the 366-page Debevoise Report right after it was given to the putative client, the Company’s Special Committee, and that provided a massive amount of documents allegedly supporting the conclusions in the Report.

9. Because Lake was forced out of his job on December 6, 2002, he had “Good Reason” to terminate his Agreement and served notice on the Company of that “Good Reason” on May 28, 2003. Expecting some attempt to resolve the employment matter or at least some substantive discussion, he was shocked to be served instead with quick notice by Westar’s third set of lawyers, Rouse Hendricks German May PC (“Rouse firm”) that it was initiating the arbitration on behalf of Westar, which logically should have been the respondent in an arbitration to be filed by Lake to enforce his rights under his Agreement. Shortly thereafter, Westar then published the Debevoise Report on its corporate website to commence its public relations effort to “blame it all” on Wittig and Lake.1

10. While the publication of the Debevoise Report has had the horrendous effect of generating a tidal wave of adverse publicity against Wittig and Lake, certain observers have not been so quick as to accept its $9.3 million conclusions. For one, the Kansas Citizens’ Utility Ratepayer Board (known locally as “CURB”), which aggressively monitors Westar’s activities, observed: “the clear bias of the Report against Messrs. Wittig and Lake, and the investigators’ overarching efforts to exonerate the other directors severely undermines its credibility.”

11. The biggest shock came six months later, when Hathaway secured an indictment from a grand jury in Topeka that surprisingly did not contain any tax charges that were supposedly the focus of the investigation, but instead set forth a convoluted “mail fraud” and “wire fraud” case against Wittig and Lake for their allegedly excessive compensation – obviously drawn from the allegations made in the Debevoise Report and the derivative Statement of Claim in this arbitration. Interestingly, despite the repeated expressions of concern about charges being brought against the Company, there were none in the final event.

12.	Westar’s strategy is clever but fundamentally flawed. It is clever because it launched an attack on Wittig and Lake on three fronts to blame them for all of the Company’s

[1]	As the Panel of Arbitrators is obviously aware, the Panel has already ruled that the publication of the Debevoise Report was a violation of the anti-disparagement provision of the employment agreements of Wittig and Lake, and the Panel has further ruled that the Company shall post the respondents’ Answers to Westar’s Statement of Claim on that site as well.

criminal, regulatory and civil litigation problems, to cheat them out of the millions owed under clearly enforceable compensation agreements, and to supply the public with identifiable “perpetrators” upon whom to blame all of the Company’s woes. It is flawed because the evidence to be submitted at the hearing of this arbitration and the trial of the criminal case will not support the rhetoric of the allegations against Lake.

13. The Debevoise Report, the Company’s Statement of Claim and, although Westar claims no credit for it, the government’s indictment have all framed their allegations against Lake principally in terms of “excessive compensation,” which has been charged as being obtained by fraud on the Board of Westar. They all ignore the fact that Westar induced Lake to join the Company to help resolve its serious, already existing financial problems, that the Company had to offer him compensation terms that were in line with his experience and the tasks he was undertaking, and that he did in fact work tirelessly in resolving many of those problems. Indeed, the Rouse firm has gone so far in its Statement of Claim here to suggest that Wittig and Lake are responsible for Westar’s “large operating losses, steep stock price declines, cuts in the Company’s dividends, a ballooning debt structure, and a failed acquisition strategy.” While it is not directly relevant to the issue of whether he should be paid his contractually guaranteed benefits, which are not contingent on a showing that he did his job, it is critical to rebut the prejudice engendered by the slanted and biased versions of events presented by Westar in this case.

FACTUAL BACKGROUND

14. In the summer of 1998, John Hayes, who was then Chairman of the Board and CEO of Westar, announced that Wittig would succeed him as CEO, creating a need to fill Wittig’s position as Executive Vice President, Chief Strategic Officer. Hayes and Wittig recruited Lake, who at that time was a highly successful investment banker and Senior Managing Director at Bear Stearns in New York, to fill the new opening.

15. On August 17, 1998, Wittig, who by then was named CEO, sent a formal letter offering Lake the position of Executive Vice President, Chief Strategic Officer, and outlining his anticipated responsibilities, including:

In your position, you would be primarily responsible for leading our efforts to grow our business as well as the businesses of our subsidiaries. Where appropriate, you would be expected to serve on subsidiary boards. In addition, we would expect you to open and manage an office in New York City. . . .

While we would expect you to spend at least half your time in Topeka and to establish your primary residence here, you would be expected to travel extensively. (emphasis added.)

Lake accepted and started at Westar on September 1, 1998.

16. To induce Lake to join Westar, a company based in Topeka, and to work on various matters requiring extensive travel, Company officials represented to him that he would have open access to the corporate aircraft. In addition, while it was understood that Lake would establish a primary residence in Topeka, it was anticipated that he would continue to maintain his residence in New York and maintain office facilities there from time to time. He was therefore offered a relocation bonus, which was not premised on the sale of his New York home.

17. In addition to his position as Executive Vice President and Chief Strategic Officer, Lake served in various capacities for Westar subsidiaries and affiliates, including Chairman of the Board of Protection One (various locations in the United States), Vice Chairman of Paradigm Direct (New Jersey), Director of Protection One (Europe), Director of Guardian International (Florida, New York), Director of ONEOK (Oklahoma, Kansas), and Director of the Wing Group (China, Turkey).

18. When Lake joined Westar in September 1998, he found that it was under terrible financial stress resulting in part from an aggressive diversification strategy previously initiated by Hayes in 1996 and 1997. The Company’s total debt was already approaching $3.8 billion, largely as a result of the acquisition of various home security businesses as well as investing in the Wing Group (a power development company), all part of the Company’s strategy implemented before Lake’s arrival. Not only were the acquired businesses faring poorly, but Westar was suffering its own financial problems, chief among which were substantial rate cuts imposed by its public utility regulator, the Kansas Corporation Commission, resulting in a $75 million drop in revenue. Not surprisingly Westar’s earnings per share fell to $.67 in 1998 from a high of $7.59 the previous year.

19. As Executive Vice President and Chief Strategic Officer, Lake became Westar’s chief “troubleshooter,” and over the course of the next four years was obliged to travel extensively and devote long, hard hours in providing valuable services to Westar and its subsidiaries located throughout the United States and Europe. To give just a few examples:

(a) Lake was primarily responsible for helping Protection One to avoid an SEC enforcement action relating to accounting practices in place before his arrival;

(b) He also assisted Protection One in avoiding bankruptcy by taking charge as Chairman, replacing the management team, and developing a new financial plan;

(c) He successfully negotiated and concluded a deal with Paradigm Direct, which gained Westar $17 million, a 30% return on its investment in 18 months;

(d) He brought about the restructuring of Protection One (Europe) by selling its U.K. operation, installing new management, and ultimately moving to sell the remaining European security business;

(e) He minimized the damage already done by the Company’s disastrous investment in the Wing Group and kept the loss to $100 million despite litigation risks that could have substantially increased the total loss;

(f) He played a lead role with Wittig in Westar’s successful refinancing of $1.5 billion in debt;

(g) He acted as the most proactive director on ONEOK’s board and negotiated the agreement to sell off Westar’s $800 million worth of holdings in that company on advantageous terms;

(h) He initiated an internal investigation into the activities of the Westar Foundation, which had given away over $600,000 in charitable gifts without appropriate approval;

(i) He caused an investigation into the Company’s failure to withhold in excess of $1 million in state income taxes on “split dollar” bonus payments to former officers who moved their residences from Kansas to avoid the local income tax;

(j) He directed an internal review of a multi-million dollar contract (including a “retirement account”) granted to an outside lawyer, resulting in a civil lawsuit to void the agreement; and, most significantly,

(k) He, upon assuming certain operational responsibilities in 2002, directed the Company’s long-standing outside counsel, the firm of Cahill Gordon & Reindel LLP, to advise on and draft Company policies and guidelines for the use of corporate aircraft2 and reporting on travel and entertainment expenses.

20. In sum, Lake did the job he was supposed to do, and he did it well. While the innuendo and suggestive language of the Debevoise Report and Westar’s Statement of Claim suggest that Lake somehow “defrauded” the Company into granting him “excessive compensation,” despite the increasing financial troubles impliedly blamed on Lake and his “co-conspirator” Wittig, the reality is far different. Lake earned the money and benefits he was

[2]	Notably, Lake instituted this action before the U.S. Attorney’s Office ever served its subpoenas regarding the use of the aircraft.

promised. He was not the person who made or was charged with making the presentations to the Human Resources Committee of the Board of Directors (“H.R. Committee”) for approval.3 He is entitled to recover fully the money and benefits owed under his Agreement and other grants of compensation approved by the Board.

21. Lake now addresses the substantive allegations of Westar’s Statement of Claim. Unless expressly admitted, he denies all allegations against him in the Statement of Claim.

LAKE WAS NOT RESPONSIBLE FOR ANY

ALLEGED MISUSE OF CORPORATE AIRCRAFT

22. The claim put first by Westar in its Statement of Claim is actually the least significant, and it demonstrates the extent to which the Company seeks to scapegoat Wittig and Lake even beyond what was attempted in the Debevoise Report.

23. First and foremost, Westar never had a formal policy or guidelines for the personal use of corporate aircraft by senior executives and for reimbursement or tax treatment of the benefit. Corporate aircraft had been in use at Westar since at least 1988 (ten years before Lake was hired), and no formal policy was formulated or announced during that time. The only policy was an informal one, whereby executives were led to believe that they could use the aircraft for personal reasons provided that use was reasonable.

[3]	Even the Debevoise firm was compelled to admit in its Report that Lake had substantially no involvement with the presentations to the H.R. Committee or the Board. (See Debevoise Report at 89.)

24. From the start, when Lake was first induced to leave his position at Bear Stearns to work for a company in Kansas, he was assured that one of the ways he could cope with the heavy travel demands of his new job would be to use the Company’s planes. He saw, once he started at the Company, that many other directors and officers made personal use of the planes. Indeed, even the Debevoise Report has to concede—but Westar’s Statement of Claim nowhere deals with this fact—that the corporate aircraft were used for personal reasons by at least 29 officers and directors, notably including, among others:

(a) R.A. Edwards, a current director and one of the two members of the “Special Committee”;

(b) Charles Chandler IV, a current director, one of the two members of the “Special Committee,” and a pilot;

(c) Charles Chandler III, a former director and audit committee member and the father of one of the two members of the “Special Committee”;

(d) John Nettels, a current director and member of the H.R. Committee;

(e) Gene Budig, a former director and member of the H.R. Committee;

(f) Jack Dicus, a former director and member of the H.R. Committee;

(g) Frank Becker, a former director and former head of the H.R. Committee;

(h) Owen Leonard, a former director;

(i) John Hayes, Westar’s former CEO and director, who “used the jets for numerous personal trips back and forth between Topeka, St. Petersburg, Florida and Denver, Colorado, often accompanied by his wife” (Debevoise Report at 59);

(j) Carl Koupal, Westar’s Chief Administrative Officer, who supervised the flight department and ensured the accuracy of the flight logs and who used the planes along with his spouse and children;

(k) Rick Terrill, Westar’s former General Counsel, who used the planes along with his spouse and children;

(l) Steve Kitchen, Westar’s former Chief Financial Officer, who used the planes along with his spouse;

(m) Paul Geist, Westar’s former Chief Financial Officer, who used the planes along with his spouse and children;

(n) Bill Moore, a friend of Chandler IV, who was previously terminated in 2000 at Westar and used the planes along with his spouse and children, but who has been since rehired as Westar’s Chief Operating Officer; and

(o) Larry Irick, an in-house lawyer at Westar, who used the planes along with his spouse and who was recently promoted to General Counsel.4

25. Thus, many others besides Lake used the corporate aircraft for personal use. Virtually every officer and director did. Yet Westar has initiated arbitration proceedings only against Wittig and Lake, who are, not coincidentally, the two senior executives owed the most under their compensation agreements.

26. Westar also exaggerates the extent to which Lake used the planes for personal reasons and falsely alleges that he (a) commuted to and from Topeka rather than establish his primary residence in Topeka, (b) scheduled unnecessary business meetings to justify using the planes for personal travel, and (c) abused the use of the planes in connection with business travel.

27. During the course of his four years of employment at Westar, Lake took hundreds of flights, most of which were on the corporate aircraft and the vast majority of which were plainly for business purposes.

28. During his three interviews with Debevoise, Lake explained that his offer letter of August 17, 1998 contemplated that he would spend a significant amount of time in New York, that he would travel extensively, and that he would sit on various company boards, all of which he diligently did.

29. Rather than commute to and from Topeka, as Westar disingenuously alleges, Lake had a home in Topeka. His responsibilities simply required him to be in New York more than Kansas for various reasons, including numerous meetings with investment bankers,

[4]	Additionally, the Debevoise Report failed to mention that personnel from Protection One and the Wing Group used the planes for personal reasons. Lake has pending discovery requests directed to this issue.

investors, research analysts, and attorneys. Lake also spent considerable time in New York during 1999 and 2000 handling Protection One’s SEC investigation and keeping it out of bankruptcy. And for 18 months, Lake maintained use of an office in New Jersey at Paradigm, a company in which Westar owned a 40 percent interest and in which Lake was very involved.

30. Nor did Lake schedule unnecessary business meetings in Florida. He frequently traveled there in connection with his role as Chairman of Protection One and a board member of Guardian, which was headquartered there. Both companies also had substantial operations there (and in New York) that required Lake’s direct involvement. Protection One’s CEO, Richard Ginsburg, and its CFO, Darius Nevin, both resided in Florida and, in the fall of 2002, Protection One acquired a lease on a space in Florida because the Protection One Board was contemplating moving its headquarters there.

31. And Lake did not improperly use the planes for business meetings, as Westar falsely states. The sole trip Westar cites concerned a trip to Protection One Europe’s units throughout Europe, and a corporate jet expanded Lake’s ability to move quickly to see business units in England, Germany, Switzerland, Holland, Belgium, and France.

32. Westar also alleges that Lake “caused the Company’s flight logs to falsely represent that personal travel . . . was undertaken for business purposes,” (Westar’s Statement of Claim at ¶ 21) and that he “falsely represented in the annual questionnaires to directors and officers that [he] had not received non-cash employment benefits including . . . personal travel on the Company’s airplanes.” (Westar’s Statement of Claim at ¶ 24) These allegations, too, are false and are an attempt to scapegoat Lake for the obligations and responsibilities of others.

33. It bears emphasis that Lake, as the Company’s principal troubleshooter, took hundreds of flights on the corporate aircraft throughout the United States and Europe to protect the Company’s interests. Not to diminish the significance of accounting for the planes properly, but Lake had neither the time nor, more importantly, the obligation to ensure that the Company was properly accounting for plane use. There were others working for Westar, including Controller Lee Wages, Tax Director Mike Stadler, and Arthur Andersen that bore the responsibility for accounting for the planes and their use.

34. Furthermore, Lake had no responsibility for recording or accounting for plane use at all while at Westar, until November 2001. Before that, Lake had never seen an airplane log.

35. Westar’s claim implies that Lake was responsible for the flight department, flight logs, and financial reporting flowing from the use of the planes. That is simply not true, as Westar retained a host of professionals other than Lake to handle these matters.

36. When Lake joined the Company, none of the officers responsible for the airplanes reported to him. Carl Koupal, Westar’s Chief Administrative Officer, oversaw the use of the planes. Additionally, CFOs Steve Kitchen, Bill Moore, Jim Martin, and Paul Geist all had responsibility for accounting and tax issues involving the planes, as did Controller Wages and Tax Director Stadler.

37. Importantly, Lake was not responsible for setting airplane policy within the Company. There were others in the Company who theoretically were responsible for setting and enforcing airplane policy, namely the CFOs (Kitchen, Moore, Martin, Geist), the Controller (Wages), the Tax Director (Stadler), the outside auditors (Arthur Andersen), Counsels (Terrill and Irick), the CAO (Koupal), and CEOs (Hayes and Wittig).

38. Furthermore, two members of the Board, who were on the Audit Committee when Lake joined Westar in 1998, were highly experienced with corporate aircraft: Russ Meyer, Chairman and CEO of Cessna, from which Westar acquired its airplanes, and Chuck

Chandler III, Chairman of Intrust and father of current Westar Chairman Charles Chandler IV. Intrust operated corporate aircraft and both father and son, Chuck and Charlie, fully understood accounting for use of the corporate aircraft. They both had the ability and knowledge to provide oversight in setting airplane policies. Yet they failed to, despite being fully aware of the personal use of airplanes at Westar.

39. More importantly, Lake had no idea that the Company was not properly accounting for personal airplane travel from a tax perspective. Mike Stadler, the head of Westar’s tax department, and Controller Lee Wages knew that Westar was not properly accounting for personal travel and yet continued to make no changes in Westar’s plane policy.

40. Stunningly, the Debevoise Report concedes that “Mr. Lake told us that no one ever advised him that the Company had not properly accounted for personal travel on the Company airplanes, and no one reported to us such a conversation with Mr. Lake.” (Debevoise Report at 77 n.35) (emphasis added.)

41. From Westar documents included in the Debevoise Report are various memoranda involving treatment of personal use of corporate aircraft. These memos date as far back as 1989 and involve Arthur Andersen and Company officers Kitchen, Terrill, Koupal, Wages, and Stadler. Lake never saw these documents until seeing the Debevoise Report.

42. Lake did not hide his use of the corporate aircraft. The Board was fully aware of how the corporate aircraft were being used and chose not to alter or set limits on that usage, including their own.

43. Importantly, as outlined in the Debevoise Report, in August 2002 Lake “asked Cahill Gordon to prepare a travel and expense policy that would have required formal documentation of business trips and would have established a system of regular audit review of travel and entertainment expenses.” (Debevoise Report at 65.)

44. Debevoise acknowledges that throughout Lake’s tenure at the Company, virtually no one reported personal plane use, stating: “Over the past five years, there were only two instances in which a respondent acknowledged personal travel on a Company airplane.” (Debevoise Report at 65)

45. Furthermore, former General Counsel Rick Terrill and Larry Irick—who was later promoted to General Counsel despite using the planes for personal reasons—prepared and vetted the annual questionnaires on which directors were supposed to indicate personal benefits received from the Company. Nevertheless, despite the rampant personal use of airplanes by directors, only two instances of personal use were reported under Terrill or Irick’s supervision in the four years that Lake was at Westar.

46. Lake was not an accountant or a lawyer. He did not until late 2001 have any role in supervising the flight department or ensuring the accuracy of the flight logs. After he assumed responsibility, Lake engaged the Company’s outside counsel to prepare a formal airplane policy.

47. While Westar did not have a formal written policy regarding airplane use, it clearly had an informal policy that permitted personal use. Westar’s former CEO John Hayes, who set the informal policy, “used the jets for numerous personal trips back and forth between Topeka, St. Petersburg, Florida and Denver, Colorado, often accompanied by his wife.” (Debevoise Report at 59.) Hayes and Wittig, in fact, in their effort to sell Lake on taking his position at Westar, flew Lake and his wife on the Wing Group’s Gulfstream II jet to Ireland, England, and France in connection with Protection One business.

48. Lake candidly stated to Debevoise that he did use the planes, at times, for personal reasons, like others at the Company. He did not try to hide his personal use in any way. Precisely because personal use of the airplanes was so widespread, there was no need to hide any personal use by Lake.

49. Lake had no responsibility for and, more importantly, no knowledge of the intricate issues concerning the planes. Others at Westar had that responsibility.

LAKE’S RELOCATION BONUS WAS APPROPRIATE

50. Even more baseless, to the point of being frivolous, is Westar’s claim that Lake sought to enrich himself to the detriment of the Company by “accepting” the relocation bonus that was offered to him upon his employment by Wittig, then Westar’s President and Chief Executive Officer.

51. The employment letter, dated August 17, 1998, which Wittig sent to Lake offering him the job as Executive Vice President and Chief Strategic Officer, states that in addition to the salary and severance benefits he would be given, he would receive “all benefits which are customarily offered to officers who serve on the Company’s Executive Council. These include . . . relocation benefits.”

52. The letter refers to an attached schedule for an explanation of the various benefits. That schedule, in turn, describes the relocation benefit: “The Company will pay for cost of moving household goods and one auto. Company will pay up to 90 days storage. You will receive a cash payment in the amount of 15% of the appraised value of your Bronxville residence (even if you choose to keep such residence).” (emphasis added.)

53. Lake had every right to rely upon the terms of employment being offered to him by Wittig, who, as President and CEO, was obviously in a position to bind the Company. Lake,

who was not yet an employee of the Company, was entitled to believe that Wittig was in fact authorized to offer these terms or that he had or would obtain whatever approvals he needed to do so.

54. Lake had every right to keep his house in Bronxville, New York, as specifically indicated in the letter of employment. He was still obligated to establish a residence in Topeka, which he did by using $410,000 of his own money to buy a house there.5 The relocation bonus was only $262,000, 15% of the value of his Bronxville home.

55. The terms of Lake’s employment required him to travel to New York frequently and to maintain an office there as well to meet with the Company’s lawyers and financial advisors. If he had sold his New York residence, Westar would have incurred substantial hotel and living expenses on the many trips his work required him to take there. He saved the Company substantial money by keeping the two residences.6

LAKE DID NOT USE COMPANY COUNSEL

FOR PERSONAL EMPLOYMENT MATTERS

56. Westar’s next claim, that Lake used Company counsel, the law firm of Cahill Gordon & Reindel LLP (“Cahill Gordon”) for personal employment matters, is also baseless.

57. Cahill Gordon had served as Westar’s outside legal counsel for decades. It is absurd to suggest that Lake somehow converted them to be his own counsel when all he did was to ask them, acting as the Company’s counsel, to clarify whether by taking a voluntary 20% pay cut, he would be jeopardizing other employment benefits to which he was contractually entitled under his compensation agreement.

[5]	Indeed, Lake subsequently paid for improvements to this house in the approximate amount of $33,000. When he later had to sell the house after he was forced out of the Company, he received only $360,000, realizing a loss of at least $83,000 of his own money.
[6]	It is worth noting that Lake saved the Company additional money because, rather than open a separate office in New York as he would have been entitled to, he used his home, the offices of Paradigm, a Westar subsidiary with a location in New Jersey, and the offices of law firms used by Westar (Cahill Gordon and Sullivan & Cromwell).

58. Lake had every right to seek to protect his personal interest. He should not have been exposed to the risk that all of his other compensation could be affected if he volunteered to go along with a pay cut. He therefore had every right to speak to the Company’s lawyers to ensure this would be the case.

59. The only “advice” the Cahill Gordon lawyers gave was the obvious advice any lawyer would give to either side in an employment situation: “Put it in writing.” This advice was not against the interests of the Company, Cahill Gordon’s client, unless Westar’s present counsel are suggesting that Cahill Gordon should have sought to deceive Lake and to tell him not to worry about clarifying the situation in the hopes that he could be lulled into a situation he would not have accepted, so that the Company could then, improperly, take advantage of the lack of a writing. Cahill Gordon gave no substantive advice, and there is no suggestion that, if they had remained silent, the Company’s rights would have been affected one whit.

60. Westar’s claim against Lake, who is not a lawyer and would not understand the niceties of whether he should discuss anything with the Company’s lawyers without being suspicious that they were now acting for him instead of their actual client, also suggests that Cahill Gordon acted unethically. Even a cynical reading of the emails selectively quoted by Westar’s present counsel would not support that accusation.

61. No substantive harm was done. Following the advice that Cahill Gordon properly gave—no matter to whom—the issue was defined, put into writing, and presented to the Board for its approval. The directors approved it. If anything, the advice was best for all parties concerned in that nothing was hidden, and an agreement was reached with full information presented to both sides.

THE HUMAN RESOURCES COMMITTEE PROPERLY

GRANTED LAKE ADDITIONAL COMPENSATION

62. Westar next alleges that Lake voluntarily agreed to reduce his base salary but then duped the Board to make up for that reduction by having it authorize additional equity awards in Protection One. Westar’s allegation is false for at least three reasons.

63. First, as the Debevoise Report states, Lake “did not present compensation proposals to the H.R. Committee,” which was authorized to address executive compensation matters. (Debevoise Report at 88-89.) Lake never made a single presentation to the H.R. Committee or the Board regarding his compensation. In fact, as the Debevoise Report states, he attended only one H.R. Committee meeting in his four-plus years with the Company. Nor did he prepare any of the materials given to the H.R. Committee regarding compensation.

64. Second, the members of the H.R. Committee during Lake’s tenure were highly successful businessmen who were also veterans of this committee. They were:

(a) Frank Becker, who joined the H.R. Committee in 1997 and was its Chairman from 1998 to 2003 and who was an entrepreneur who ran and sold his own transportation business, sat on the University of Kansas (“KU”) endowment board overseeing KU’s investments, and was appointed by the governor to head the Kansas Turnpike Authority;

(b) Gene Budig, who served on the H.R. Committee from 1992 to 1994 and again from 1997 to 2003 and who was the former KU Chancellor, was the President of the American Baseball League, and serves as an advisor to Major League Baseball; and

(c) Jack Dicus, who served on the H.R. Committee from 1992 to 2002 and was committee Chairman from 1994 to 1997 and who was CEO of Capitol Federal Savings, a multi-billion dollar public S&L, the largest in Kansas.

Nor was the Board cloistered or isolated. The Company had longstanding relationships with the national accounting firm Arthur Andersen and the law firms Cahill Gordon, Sullivan & Cromwell, and Stinson Morrison Hecker LLP (“Stinson”), where outside director John Nettels was employed, as well as consultants on executive compensation and other matters such as Resources Connection and Towers Perrin. These advisors to the Company were not hired by Lake, but instead had historical relationships with the Company that predated Lake’s employment in 1998. The members of the Board, sophisticated business people with long-term ties to the Company, knew these advisors were available to them, knew the purpose of these advisors to the Company, and knew they were free to consult with them as they saw fit.

65. Third, in April 2002, Brent Longnecker, Executive Vice President of Resources Connection, Westar’s outside compensation consultant, prepared a report that was provided to the H.R. Committee.

66. Under a section titled “Base Salary Analysis,” Resources stated that, as a result of Wittig and Lake electing to take a voluntary 20 percent reduction in base salary, their salary was “below market.” Later, in that same report, Resources advised that “total direct compensation” (comprised of base salary and short and long-term incentives) for executive council members, including Lake, are “below market levels, due in large part to below market salary levels.”

67. With respect to Protection One, Resources states in that report that, in early 2002, the Protection One Board awarded executive council members, including Lake, 125,000 stock options in Protection One stock. (Richard Ginsburg, CEO of Protection One, recommended these options and the Protection One H.R. Committee, comprised of outside directors, approved the grant.) It also stated that Lake has provided “a significant amount of time and value to the restructuring of Protection One” and has “provided above market contributions and value to Protection One.”

68. Taking the above into account, Resources advised the H.R. Committee that Westar should award Lake 308,400 RSUs in Protection One. The H.R. Committee agreed.

LAKE MADE APPROPRIATE USE

OF THE COMPANY LOAN PROGRAM

69. Westar’s claim that Lake supposedly misused the Company’s loan program by borrowing $1 million and “using only $300,000 to acquire stock” is squarely rebutted by its own documents.

70. As Westar fails to disclose in its Statement of Claim, Lake had already spent over $1.2 million of his money to purchase Westar stock to meet the stock ownership requirements established by the Board before he borrowed money under the Company’s stock purchase loan program.

71. Lake was entitled, under the terms of the loan program, either to borrow the money in advance of making a stock purchase or, if he had already used his money, to be reimbursed for amounts he previously paid. This fact is confirmed by the form letter dated December 5, 2001 that Larry Irick, then Corporate Secretary as well as being an in-house lawyer at Westar, provided to Lake for his signature along with the promissory note for the $1 million loan. The form letter that Irick had Lake sign states: “This letter also confirms I will use the proceeds of the advance to purchase the Company’s stock, or that the proceeds reimburse me for amounts previously spent to purchase the Company’s stock.”7

[7]	Interestingly, Irick later became General Counsel and remains so today. Because it is fair to assume he read Westar’s Statement of Claim before it was filed, it is difficult to imagine how he let this claim stand when he had to have known that it is totally false.

72. The form letter simply confirms what the Board had already declared when it approved the stock purchase loan program. The term sheet for the “Officer Loans for Stock Ownership Requirements,” dated November 16, 2001, states specifically: “Use of Proceeds: Required to be used to purchase the Company’s common stock, or to reimburse the officer for the cost of purchasing common stock.” This is the term sheet that accompanied the resolution for approval of the program by the H.R. Committee in November 2001 and by the Board shortly thereafter.

73. Company officials and the members of the Board were obviously already aware that Lake had purchased over $1.2 million of Westar stock before he applied for the loan. Indeed, only a month after Lake borrowed the $1 million, Cynthia Couch, another in-house lawyer at Westar, advised Lake that he could borrow an additional $680,000.

74. Lake stopped making payments under the promissory note for the simple reason that the Company forced him out of his job and ceased making all payments required by his Agreement. It is the Company, not Lake, who is in default.

LAKE DID NOT MISLEAD THE BOARD

INTO AWARDING HIM GUARDIAN RSUS

75. In its continuing effort to associate Lake with Wittig and treat them as one person, Westar claims that they “conspired” to mislead the Board into granting them Guardian restricted stock units (“RSUs”) instead of Westar RSUs as long-term incentive awards the Board was considering granting Wittig and Lake. Lake did nothing wrong here.

76. As conceded in Westar’s Statement of Claim, it was Wittig as CEO who made the presentation to the H.R. Committee on the advisability of granting Guardian RSUs instead of Westar RSUs to himself, Lake, and nine other officers. (Westar’s Statement of Claim at ¶¶ 100-03.) There is no allegation that Lake ever met with the H.R. Committee or even spoke to any of its members on that subject. Indeed, he did not.

77. Without conceding that Wittig made any misrepresentations, Lake was not in a position to know what he did say to the H.R. Committee. Lake did have a right to expect that Wittig made a fair and accurate presentation.

78. The only factual allegation against Lake with respect to the award of the Guardian RSUs was that he failed to correct Wittig’s alleged misrepresentations and that he failed to advise the H.R. Committee of facts that materially affected the valuation of those Guardian RSUs. (Westar’s Statement of Claim at ¶ 102.) That allegation assumes that Lake was aware of what Wittig said or that he was aware that the H.R. Committee had not been given all the material facts. Lake was not present at any meetings with the H.R. Committee. He could not “fail” to correct what he did not know occurred, if it indeed did so.

79. Lake had every reason to believe that the Guardian RSU proposal was adequately presented to the H.R. Committee and the full Board, and that all the advisors available to them reviewed and passed on it.

80. In its eagerness to paint a “conspiracy,” Westar also suggests by its repeated use of the words “secretly” and “plan” that Wittig and Lake obtained the grant of the Guardian RSUs with a preconceived notion that they could force an acquisition of Guardian by Protection One, in which Westar invested, and thereby trigger the mandatory redemption at $1,000 a share for their Guardian RSUs.

81. While Wittig and Lake—and other Company officials—could consider the possible acquisition of Guardian, they did not control Guardian any more than they controlled Westar. The facts speak for themselves. No transaction ever occurred.

82. Furthermore, Lake and other Westar officers took a substantial risk in taking RSUs in Guardian, a small micro-cap company that was then and still is highly leveraged, instead of RSUs in Westar, a surer bet. It was no “secret” that there was a mandatory redemption for Guardian RSUs in the event of an acquisition, and Lake rightly assumed the Board members were aware of that. Guardian was never acquired by Protection One or any other company, and it has since been deregistered. The preferred shares Lake and the other officers were granted have never been traded publicly, and there is no market in them. Their value is questionable.

LAKE DID NOT MISLEAD THE BOARD

REGARDING THE EXCHANGE OF GUARDIAN SHARES

83. Westar claims that Lake conspired to defraud the Company based on the representations allegedly made by Wittig, this time in connection with the decision by the Board to authorize an exchange of Company RSUs for Guardian shares. Again, Westar confuses Wittig and Lake, and its allegation against Lake is false.

84. Lake had no involvement in developing or discussing the RSU exchange with the H.R. Committee. Wittig conceived of and negotiated the plan with the H.R. Committee without any involvement by Lake.

85. The Board and H.R. Committee were fully empowered to request any analysis or clarification for transactions they did not understand before they authorized them, and they had a responsibility to do so. No member of the Board ever asked Lake for any information regarding the exchange of Guardian shares, nor did Lake make any presentations or other representations to the H.R. Committee or the Board regarding the transaction.

86. In fact, according to the Debevoise Report, two H.R. Committee members, Becker and Budig, claimed that they were not aware that employees would receive Guardian stock, even though the written materials provided to them “made clear” that was the proposal. (Debevoise Report at 204.)

87. Nevertheless, Westar implies that the exchange was somehow improper because by law only “accredited” investors could participate, and Wittig and Lake were the only “accredited” investors among the officers at Westar. It is hard to conceive, however, how Lake could be to blame for the fact that there were no other “accredited” investors among the officers at Westar. Lake neither established the requirement of being an accredited investor, nor made any determination of who could or could not participate in the exchange offer.

88. Lake has no knowledge of what Wittig may have told the H.R. Committee regarding the Guardian Exchange offer, because Lake was not present at and did not participate in those meetings.

89. On information and belief, however, Guardian did not have sufficient resources to redeem any Guardian C shares in April 2002 in any event, and its offer to do so was not deemed serious.

90. Furthermore, Board members were aware that Westar shareholders were concerned about the dilutive effects of Westar RSUs that had been granted by the Company to officers, and wanted those Westar RSUs to be retired.

91. The risk of the exchange of Company RSUs for Guardian shares is borne out by subsequent events, including the fact that Guardian has since become deregistered, and the value of its shares are now questionable.

LAKE DID NOT MISLEAD THE BOARD REGARDING DIVIDENDS

92. Likewise, the Company now complains that Lake and Wittig were shareholders of record on the dates that dividends were calculated by Westar and Guardian, and that they were somehow under an obligation to bring this fact to the attention of the Board.

93. The timing of the exchange was approved by the H.R. Committee, and its members were presumably aware of the dividend dates for the shares of both companies.

94. Again, however, Lake made no presentations to the H.R. Committee or the Board regarding the receipt of dividends on the Guardian or Westar shares, and no Board member ever sought any information from him.

LAKE DID NOT ACT IMPROPERLY IN

CONNECTION WITH THE QuVIS INVESTMENT

95. Westar alleges that Lake is equally liable for the $400,000 loan made by Westar to QuVIS that Wittig was authorized to make and did in fact make. There is no basis for asserting this claim against Lake.

96. The opportunity to invest in QuVIS was actually brought to Westar’s attention by Owen Leonard, a former director of Westar, who had already invested millions of his own money in QuVIS and apparently believed in the merits of the investment.

97. Wittig was authorized to approve investments made by Westar under guidelines set forth in a Schedule of Authorizations. He was authorized to make the QuVIS loan under those guidelines.

98. Both Larry Irick, an in-house lawyer (later General Counsel) and Corporate Secretary, and Paul Geist, Chief Financial Officer of Westar and President of Westar Securities, Inc. (the Westar subsidiary that would hold the QuVIS investment) signed off on the transaction before it was finalized. They could have, if they thought it advisable, brought the transaction to the attention of the Board.

99. Lake had little involvement in considering Westar’s investment in QuVIS but, to the extent he did, he did not believe it was an improper investment. In no event was he aware that QuVIS would not be able to meet its obligations.

LAKE HAD NO STRATEGY TO REMOVE DIRECTORS

100. The Statement of Claim falsely alleges that Lake sought the removal of directors Jane Sadaka and Owen Leonard from the Board because they objected to the potential compensation to be paid to Lake and Wittig as well as other executive committee officers Koupal, Terrill, Grennan, and Sharpe in connection with the PNM transaction.

101. Westar’s claim is directly contradicted by the Debevoise Report, which states: “We have not found evidence that anyone ever asked Ms. Sadaka to resign, and Ms. Sadaka told us that she resigned of her own accord.” (Debevoise Report at 262.) The Debevoise Report further states: “By contrast, Mr. Wittig, along with Mr. Nettels and Mr. Becker, were instrumental in Mr. Leonard’s decision to resign from the Board a few weeks after Ms. Sadaka’s resignation.” (Debevoise Report at 262.) Lake, put simply, had nothing to do with their resignations.

102. The allegations in Westar’s claim on this issue are significant in that, while they refer repeatedly to Wittig, mention Lake only in connection with the claim that he and Wittig consulted with outside counsel regarding disagreements with the directors involved. That sort of pleading falls far short of establishing that Lake had a “strategy” or “plan” to force resignations.

LAKE DID NOT DESTROY DOCUMENTS

EVIDENCING ANY MISCONDUCT

103. Westar’s suggestion that Lake destroyed documents after the service of a grand jury subpoena to eliminate evidence of misconduct is false and outrageous.

104. Lake provided voluminous material on a voluntary basis to the Debevoise lawyers conducting the internal investigation.

105. He gave the lawyers full access to his office and home computers, as well as his “Blackberry” device and any paper documents they sought. Lake did not refuse to turn over any documents at all, and provided three voluntary interviews.

106. Lake did not knowingly delete any computer information or destroy any documents to hide any “illegal” or “faithless” acts.

LAKE’S COUNTERCLAIMS

BREACH OF CONTRACT

107. Lake hereby incorporates by reference Paragraphs 1 to 106 of his Answer and Counterclaims.

108. On September 23, 2002, Lake entered into his Agreement with Westar. That Agreement was (a) similar to Lake’s September 2000 agreement (which was fully vetted and approved by the Board), (b) drafted by Westar’s outside counsel Cahill Gordon, (c) signed by Westar Vice President Bruce Akin, and (d) approved by Westar’s Board.

109. In consideration for his services as Executive Vice President, Chief Strategic Officer, Westar agreed (as detailed in paragraph 5 of the Agreement) to pay the following compensation:

(a) Salary;

(b) Bonus – which included “cash, shares of common stock of the Company or otherwise, which the Company, the Human Resources Committee of the Board or such other authorized committee of the Board determines to award or grant”;

(c) Benefit Programs – which included “stock options and restricted share unit awards, as the Human Resources committee of the Board shall determine”; and

(d) Business Expenses and Perquisites – which included “such other perquisites as are customary for senior executives of the Company.”

110. The Agreement also provided in Paragraph 6 that, in the event that his employment was terminated under a “qualifying termination,” Lake was entitled to various payments, including:

(a) A lump sum cash amount equal to

(1) any unpaid salary or bonus amounts;

(2) a prorated share of his annual bonus according to a specified formula;

(3) any accrued vacation pay; and

(4) the cash equivalent of any accumulated sick leave;

(b) an additional lump sum cash amount calculated according to a formula specifically set forth;

(c) all medical, dental, accident, and life insurance benefits;

(d) provisions of the Executive Salary Continuation Plan;

(e) participation in the Company’s matching gift program;

(f) each restricted share; and

(g) each unvested restricted share unit or other stock or stock equivalent shall continue to vest as though Lake were still employed.

111. Paragraph 1(k) of the Agreement defined “qualifying termination” as, among other things, termination by Lake for “Good Reason.”

112. Paragraph 1(i) of the Agreement defined “Good Reason” as, among other things, any adverse change in Lake’s duties or a reduction in Lake’s base salary. That paragraph further stated that “any good faith determination of Good Reason by [Lake] shall be conclusive.”

113. In December 2002, Westar forced Lake to take an involuntary leave of absence from the Company.

114. Lake’s involuntary leave was a “Good Reason” for Lake to terminate his employment.

115. On May 28, 2003, Lake wrote Westar to inform the Company that he was terminating his employment for “Good Reason.” Lake’s determination of “Good Reason” was made in good faith.

116. Because Lake had “Good Reason” to terminate his employment, Westar has breached the Agreement by refusing to pay Lake the amounts due to him under a “qualifying termination.”

117. Even if Lake’s termination is determined not to be a “qualifying termination,” Paragraph 6(b) of the Agreement requires Westar to make payments to Lake that it has not made.

118. Through his attorneys, Lake has demanded payment under the Agreement from Westar.

119. Westar has refused to pay the amounts due to Lake under the Agreement.

120. Therefore, Lake is entitled to all amounts payable under his Agreement as well as legal fees in prosecuting this matter.

QUANTUM MERUIT

121. Lake hereby incorporates by reference Paragraphs 1 to 106 of his Answer and Counterclaims.

122. As set forth more fully above, Lake worked diligently on behalf of the Company during his tenure as Executive Vice President, Chief Strategic Officer conferring substantial benefits on the Company, including, but not limited to, saving the Company hundreds of millions of dollars.

123. Westar and its Board were fully aware of the valuable contributions made by Lake during his employment.

124. Westar has retained the benefits of Lake’s employment.

125. Westar’s conduct in refusing to pay Lake amounts that it previously agreed to under the Agreement is inequitable, and if permitted to stand, would unjustly enrich Westar.

126. Lake is therefore entitled to recover in quantum meruit for the value of his services in an amount to be determined at the arbitration of this matter, but in no case less than $20 million.

BREACH OF CONTRACT (DISPARAGEMENT)

127. Lake hereby incorporates by reference Paragraphs 1 to 106 of his Answer and Counterclaims.

128. Under Paragraph 10 of the Agreement, Westar is prohibited from disparaging Lake. Paragraph 10(b) states:

the Company agrees and promises that neither it nor any of its subsidiaries and affiliates shall make any oral or written statements or reveal any information to any person, company or agency which (i) is negative, disparaging or damaging to the name, reputation or business of [Lake] or (ii) has or would have a negative financial impact, whether directly or indirectly, on [Lake].

129. Westar has breached the Agreement by voluntarily posting the Debevoise Report on its website and publicly filing its Statement of Claim.

130. The Debevoise Report and Statement of Claim were negative, disparaging, and damaging to Lake’s name, reputation, and business, and have had a negative financial impact on him.

131. Westar has further breached the Agreement by voluntarily communicating information to the United States Attorney’s Office for the District of Kansas that is negative, disparaging, and damaging to Lake’s name, reputation, and business, and which has harmed Lake financially.

132. Westar’s breach of the Agreement has further damaged Lake by limiting his ability to obtain employment in his profession as a business executive.

133. As a result of its breach of the Agreement, Lake is entitled to damages in an amount to be determined at the hearing of this matter, but in no case less than $50 million.

DEFAMATION

134. Lake hereby incorporates by reference Paragraphs 1 to 106 of his Answer and Counterclaims.

135. Westar has published false and defamatory words of and concerning Lake to third persons, by way of the Debevoise Report and Westar’s Statement of Claim.

136. Westar’s false and defamatory statements affect Lake in his trade, business, and profession.

137. Westar’s publication of false and defamatory words about Lake have caused harm to Lake’s reputation.

138. Because of the reputational harm done to Lake and its effect on his ability to work in his chosen profession, Lake hereby demands an amount to be determined at the arbitration of this matter, but in no case less than $50 million.

139. Because Westar’s false and defamatory statements were made with actual malice, Lake is further entitled to punitive damages in an amount to be determined at the arbitration of this matter.

FALSE LIGHT

140. Lake hereby incorporates by reference Paragraphs 1 to 106 of his Answer and Counterclaims.

141. In the Debevoise Report, the Statement of Claim, and elsewhere, Westar has published statements regarding Lake that place him in a false light, and depict him, among other things, as unethical and dishonest.

142. Westar’s statements are highly offensive to Lake, and would be highly offensive to a reasonable person.

143. As a result of Westar’s statements, Lake has been damaged in an amount to be determined at the arbitration of this matter, but in no case less than $50 million.

WESTAR IS LIABLE IN TORT FOR ITS

EXTREME AND OUTRAGEOUS CONDUCT

144. Lake hereby incorporates by reference Paragraphs 1 to 106 of his Answer and Counterclaims.

145. Westar faced potential criminal, civil, and tax liability for, among other things, its knowing and intentional failure to account properly for the personal use of its airplanes by numerous directors and officers.

146. Even though Lake had no responsibility to ensure that the personal use of its airplanes was properly accounted for, because Lake was not in the tax department, did not conduct audits for Westar, and had no responsibility for establishing airplane policy at Westar, Westar knowingly and intentionally attempted to shift blame from it onto Lake by falsely accusing him of wrongdoing in the Debevoise Report and elsewhere.

147. In intentionally attempting to shift blame onto Lake, Westar, through the Debevoise Report, purposefully and intentionally disregarded information establishing that Lake did not breach any duty to Westar.

148. In furtherance of its effort wrongfully and intentionally to deflect attention from its own wrongful conduct, Westar made false and misleading allegations concerning Lake by submitting the Debevoise Report to the United States Attorney’s Office for the District of Kansas, resulting in his eventual indictment.

149. As a result of Westar’s extreme and outrageous conduct, Lake has suffered extreme and severe emotional distress, as would any reasonable person placed in such situation.

150. Lake is thereby entitled to damages in the amount of $50 million for this extreme and severe emotional distress.

LAKE IS ENTITLED TO DAMAGES

UNDER THE KANSAS WAGE ACT

151. Lake hereby incorporates by reference Paragraphs 1 to 106 of his Answer and Counterclaims.

152. From September 1, 1998 through December 2002, Westar was a corporation that employed Lake, during which time Lake earned wages from Westar.

153. Following the conclusion of Lake’s employment, Westar, with an intent to injure Lake, knowingly and willfully failed to pay Lake the wages earned during his employment by the next regular payday upon which Lake would have been paid if still employed, and Westar continues knowingly and willfully to withhold Lake’s earned wages intentionally to injure Lake in violation of Kan. Stat. Ann. § 44-315(a) (2002).

154. Westar owes Lake the following wages he earned from his employment, plus interest, including, but not limited to:

(a) accrued vacation pay;

(b) accumulated sick leave;

(c) shares of common stock earned by Lake pursuant to a stock for compensation program;

(d) shares of preferred stock in Guardian International, Inc.;

(e) dividends on restricted share units related to Guardian International, Inc., Series D preferred stock;

(f) prorated bonus earned in 2002;

(g) a lump sum cash amount earned by Lake upon his termination; and

(h) any other wages earned by Lake.

155. In addition to owing Lake the above amounts of earned wages, Westar owes Lake a penalty equal to 100 percent of the earned wages it has knowingly and willfully withheld from Lake, pursuant to Kan. Stat. Ann. § 44-315(b).

WHEREFORE, Douglas T. Lake prays for an award as follows:

(a) awarding damages;

(b) awarding attorneys’ fees and costs;

(c) awarding punitive damages; and

(d) granting him such other and further relief as to this Panel may seem just and proper.

Dated: February 19, 2004

HUGHES HUBBARD & REED LLP

By:	/s/ Fabio Bertoni
Edward J.M. Little
Christopher M. Wilson
Fabio B. Bertoni One Battery Park Plaza New York, New York 10004
(212) 837-6000 (telephone)
(212) 422-4726 (fax)
Attorneys for Douglas T. Lake

CERTIFICATE OF SERVICE

I certify that on this 19th day of February 2004 I caused a copy of the foregoing document to be served by electronic mail and overnight delivery on:

Kary L. Rader

Employment Case Manager

American Arbitration Association

13455 Noel Road, Suite 1750

Dallas, TX 75240

raderk@adr.org, and

Charles W. German, Esq.

Jason M. Hans, Esq.

Rouse Hendricks German May PC

One Petticoat Lane Building

1010 Walnut Street, Suite 400

Kansas City, Missouri 64106-214

charleyg@rhgm.com

jasonh@rhgm.com

and to be served by electronic mail only on:

Adam S. Hoffinger, Esq.

Robert A. Salerno, Esq.

Piper Rudnick, LLP

1200 Nineteenth St., N.W.

Washington, D.C. 20036-2412

adam.hoffinger@piperrudnick.com

robert.salerno@piperrudnick.com

/s/ Fabio Bertoni
Fabio Bertoni